Accountants & Advisors	101 Larkspur Landing Circle Suite 321 Larkspur, CA 94939 415-448-5061 www.rbsrnllp.corn

Exhibit 16.1

June 7, 2019

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N. E. Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K of Quest Solution, Inc. to be filed with the Securities and Exchange Commission on or about June 7, 2019. We agree with all statements pertaining to us. We have no basis on which to agree or disagree with the other statements contained therein.

Larkspur, CA

New York | Washington, DC | California |Nevada | Kansas

China | India | Greece

Member of ANTEA International with offices worldwide